Exhibit 99.1

CUSIP No. 37637K108

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G, Amendment No. 6, with respect to the Class A Common Stock, par value $ 0.0000025 per share, of GitLab Inc., to which this Agreement is attached as an exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed, either manually or electronically, in one or more counterparts.

Date: October 30, 2026	/s/ Sytse Sijbrandij Sytse Sijbrandij
Date: October 30, 2026	SYTSE SIJBRANDIJ REVOCABLE TRUST DATED FEBRUARY 21, 2019 By: /s/ Sytse Sijbrandij Name: Sytse Sijbrandij Title: Trustee